Exhibit 99.1

Media Contact:

Kristina Gross, National Vision, Inc.

Kristina.gross@nationalvision.com

(470) 448-2355

Investor Relations Contact:

David Mann, National Vision Holdings, Inc.

David.mann@nationalvision.com

(470) 448-2448

FOR IMMEDIATE RELEASE

National Vision Welcomes Melissa Rasmussen as Chief Accounting Officer

Duluth, Ga. (July 19, 2019) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced that Melissa Rasmussen will join the company as Chief Accounting Officer, reporting to Chief Financial Officer Patrick Moore, effective July 29, 2019. Rasmussen will be responsible for overseeing all aspects of the Company’s accounting function.

“We are excited to welcome Melissa to the National Vision team,” said Patrick Moore, Chief Financial Officer of National Vision. “She brings more than two decades of experience in management of accounting processes and controls, financial planning and execution, regulatory compliance and much more. Melissa will be a great addition to our finance and accounting team.”

Rasmussen comes to National Vision from Lexmark International, Inc., where she served most recently as Vice President and Corporate Controller. During her time with Lexmark, she held numerous finance and accounting leadership roles, including North America Controller, Global Consolidation Manager and Director of SEC Reporting and Consolidation, among others.

“I am delighted to join the team at National Vision,” said Rasmussen. “National Vision is a mission-focused company with a long and successful trajectory of growth, and I look forward to bringing my skills to the team to help continue that success.”

Rasmussen will succeed Chris Beasley, Senior Vice President, Accounting and Controller, who is leaving the company to pursue other endeavors. Beasley will remain at National Vision for a period of time to help support Rasmussen’s transition into the role.

“We cannot thank Chris enough for the enormous contributions he made during his time at National Vision,” continued Moore. “His leadership, professionalism, and exemplary teamwork have made us a stronger, better company, and we are so grateful for his service. We wish him all the best in his next chapter.”

About National Vision Holdings, Inc.

National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with more than 1,100 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

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